Exhibit 99.1

Scripps Networks Interactive and Tribune Media Extend

Food Network Partnership Agreement

KNOXVILLE, Tenn. and CHICAGO (Oct. 28, 2016)—Scripps Networks Interactive (Nasdaq: SNI) and Tribune Media Company (NYSE: TRCO) today announced a multi-year extension of their Food Network partnership agreement. Financial terms of the agreement were not disclosed.

“Food Network is the strongest food media brand across the globe and continues to grow its footprint around the world,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “We are very happy to be able to continue our long relationship with Tribune Media to grow this business for the long-term.”

“We’re extremely pleased to be extending our partnership with Scripps Networks Interactive for Food Network, which has become the gold standard for cable networks of all kinds,” said Peter Liguori, Tribune Media’s president and chief executive officer. “We look forward to continued success in the years ahead.”

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About Scripps Networks Interactive

Scripps Networks Interactive (Nasdaq: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company’s lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living Network. The company’s global networks and websites reach millions of consumers across North and South America, Asia-Pacific, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approaching 80 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

Contacts: Tribune Media Company

Investors: James Arestia, 646.563.8296, jarestia@tribunemedia.com

Media: Gary Weitman, 312.222.3394, gweitman@tribunemedia.com

Contacts: Scripps Networks Interactive, Inc.

Investors: Mike Gallentine: 865-560-4473, mgallentine@scrippsnetworks.com

Media: Dylan Jones: 865-560-5068, djones@scrippsnetworks.com

Lee Hall: 865-560-3853, lhall@scrippsnetworks.com